Exhibit 99.1

FOR IMMEDIATE RELEASE

March 14, 2016

TEJON RANCH CO. NAMES GENERAL COUNSEL

VIA BUSINESS WIRE: (Tejon Ranch, CA) — Tejon Ranch Co. (NYSE: TRC) announced today the appointment of Michael R.W. Houston as Senior Vice President and General Counsel. Houston is currently the City Attorney for the City of Anaheim, a position he’s held since 2013, and has extensive experience in corporate governance, municipal law, real estate, land use and environmental issues. He will join the Company on May 9, 2016.

“We are extremely pleased to have a person of the caliber and experience of Michael Houston oversee the Company’s legal work,” said Gregory S. Bielli, President and CEO of Tejon Ranch Co. “He has a depth of experience and knowledge that will serve us well as we continue to move forward with our real estate development efforts.”

In Anaheim, Houston was heavily involved in land use issues, including the recent $1.5 billion public private partnership with Disney, the issuance of $300 million in bond financing to expand the Anaheim Convention Center, and negotiations regarding extending the lease for a professional sports team at Angels Stadium of Anaheim.

Houston’s areas of legal practice have included: Municipal/Public Agency Law; Corporate/Nonprofit Governance; Real Estate, Land Use & Environmental; and Political Law & Government Ethics. Prior to joining Anaheim, he also served as outside General Counsel for the Anaheim Transportation Network and the 38,000-member California Rifle & Pistol Associate, a nonprofit advocacy agency. Houston was a partner at the Newport Beach, CA-based law firm of Cummins & White from 2011 to 2013, and prior to that, was a partner at Rutan & Tucker, LLP, Costa Mesa, CA.

Houston earned a bachelors degree from Chapman University and his Juris Doctorate from Vanderbilt University School of Law.

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About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company (NYSE: TRC) is a growth-oriented, diversified real estate development and agribusiness company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 25 miles south of Bakersfield. Tejon Ranch is positioned for growth with its fully operational commercial/industrial real estate development and three master planned communities on the horizon.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

CONTACT:	Barry Zoeller, Vice President
Corporate Communications & Investor Relations
(661) 663-4212
bzoeller@tejonranch.com